November 11, 2011

Securities and Exchange Commission

100 F Street NE

Washington, D.C.  20549

Re:      Diamond Energy Partners LP  f/k/a A Super Deal.com, Inc.

We have read Item 4.01 of Diamond Energy Partners LP f/k/a A Super Deal.com, Inc form 8-K dated November 11, 2011 and agree with the statements contained therein, insofar as they apply to D Brooks and Associates CPA's P.A..

Very truly yours,

/s/ D. Brooks and Associates CPA's, P.A.

D. Brooks and Associates CPA's, P.A.

West Palm Beach, FL 33312

D. Brooks and Associates CPA's P.A. 8918 Marlamoor Lane, West Palm Beach, FL 33412   --  (954) 592-2507